Exhibit 99.4

CONSENT OF MOELIS & COMPANY LLC

May 5, 2021

Board of Directors

Diamond S Shipping Inc.

33 Benedict Place

Greenwich, CT 06830

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated March 30, 2021, to the Board of Directors of Diamond S Shipping Inc. (“Diamond S”) as Annex C to, and to the references thereto under the headings “Summary of the Proxy Statement/Prospectus—Opinion of Diamond S’ Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Diamond S Board and its Reasons for the Transaction” and “The Merger—Opinion of Diamond S’ Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Diamond S and International Seaways, Inc. (“Seaways”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Seaways (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Moelis & Company LLC
MOELIS & COMPANY LLC